Exhibit 99.1


       LION Announces Fourth Quarter and Year End 2005 Results

    SEATTLE--(BUSINESS WIRE)--March 2, 2006--LION, Inc. (OTCBB:LINN), a leading provider of online lead generation and advanced business solutions that streamline the mortgage fulfillment process, today announced its financial results for the fourth quarter and year ended December 31, 2005.
    Revenue for fourth quarter 2005 was $3,729,000, down 10.6% from $4,171,000 for fourth quarter 2004 and 7.2% lower than third quarter 2005 revenue of $4,020,000. For full year 2005, revenue increased 3.9% to $15,789,000 from $15,192,000 in the prior year.
    The Company reported net income for fourth quarter 2005 of $13,000, compared to $113,000 for the same quarter in the prior year and $213,000 for third quarter 2005. The company reported a net loss for the full year 2005 of $102,000 compared to net income of $616,000, or $0.02 per share in the prior year. Net income in 2004 included a one-time gain of $433,000 related to settlement of an insurance claim.
    The Company reported an operating loss of $89,000 for 2005 compared to operating income of $116,000 in 2004. Operating income for fourth quarter 2005 totaled $9,000 compared to $89,000 in the same quarter a year ago, and $212,000 posted in third quarter 2005.
    The Company ended the year with $4.5 million in cash inclusive of cash, cash equivalents, short term investments and restricted funds.
    "While our revenue grew year over year, fourth quarter results compared unfavorably with both third quarter 2005 and fourth quarter a year ago due to seasonally lower activity in each of our business lines and previously announced customer attrition, most notably in our repositioned pricing engine business," said Randall D. Miles, LION's Chairman and CEO. "Our underlying business fundamentals are stronger than our financial results in the quarter reflect, and despite lower revenue, we posted a small profit. Based on recently announced customer wins and the sales pipeline we are building in our PrecisionMTS product line, together with the growth we are beginning to see in the first quarter from Mortgage 101, we are targeting double digit revenue growth in 2006 with a profitable outcome for the year.
    "Our efforts in the last year were keenly focused on investing in and implementing the key technology, leadership and organizational strategies that will serve as the foundation to grow revenue and profitability in 2006 and beyond, recognizing that these investments may have cost us some revenue growth and profitability in the short term. Critical actions and investments included: realignment of our business units and restructuring the organization to support our Leads to Loans to Capital Markets strategy; completing the migration to a substantially more robust technology platform; launching our PrecisionMTS product suite and adding new leadership at Mortgage 101. We have now completed the transformation of the Company that we began in late 2004. We have diversified our revenue base and built a strong balance sheet that provides the financial strength and flexibility to support growth.
    "Two trends emerged in 2005 that have us particularly excited about our future: the emerging potential for Mortgage 101 and the sales momentum that has developed for PrecisionMTS. We intend to grow revenue in Mortgage 101 through multiple strategies aimed at leveraging our web traffic, and substantiation of the strides we have made are evident in the performance we are beginning to observe in the first quarter. Our new technology platform gives us the scalable architecture to support our customer growth initiatives and also allow us to capture incremental revenue opportunities through product suite advances such as PrecisionMTS.
    "We are positioned for a strong year in 2006, particularly in the second half. While mortgage industry conditions are challenging, there will be many opportunities for LION to excel in the coming year. We have completed our business transformation and now have the technology platform and products to grow and perform profitably in a $2.5 trillion mortgage industry."

    2005 Fourth Quarter and Year End Highlights

    Leads

    -- Maintained high volume of over 1 million unique visitors per month to Mortgage101.com Internet portal

    -- High search engine placement, number 1 or 2 on Google, MSN and Yahoo for keyword search "mortgage"

    -- Strategic management hire to head Mortgage 101 lead generation unit

    -- Added experienced sales executive to develop additional lead distribution channels

    Loans

    --  Completed strategic technology platform migration;
        commercially launched PrecisionMTS

    -- 5 new PrecisionMTS customers in the fourth quarter bringing to 14 the total number of customers on the platform

    Capital Markets

    --  Signed 16 customer in 2005

    -- $19.8 billion and $104.8 billion in mortgage loan volume hedged using Pipeline Tools risk management technology for fourth quarter 2005 and full year 2005 respectively

    --  Expanded sales team infrastructure

    Conference Call Details

    LION, Inc. will host a conference call to discuss its fourth quarter and full year 2005 financial results at 4:30 p.m. EST today. Participants may join the conference call by dialing 866-700-7441 (for U.S. participants only) ten minutes prior to the start of the conference. International participants can dial in to the call at 617-213-8839. The conference passcode is 68852550. The call will also be broadcast over the Internet and can be accessed through the Company's web site at www.lioninc.com. A replay of the conference call will be available on the Company's web site following the conference and by telephone through March 9, 2006 by dialing 888-286-8010 for U.S. participants and 617-801-6888 for International participants using passcode 26340391.

    About LION, Inc.

    LION, Inc. is a leading online mortgage lead generator that also provides advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. LION's business to consumer Internet portal, Mortgage101.com, attracts over 1 million unique visitors that connect through LION's proprietary network of over 12,000 mortgage brokers, 71,000 realtors and more than 200 lenders. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the state of Washington for 2004 and 2005. For more information about LION, please visit www.lioninc.com.
    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of March 2, 2006, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.




                       LION, Inc. and Subsidiary
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
              (In thousands, except net income per share)
                              (Unaudited)

                                      Three months     For the year
                                         ended            ended
                                       December 31,     December 31,
                                     --------------- -----------------
                                       2005    2004     2005     2004
                                     ------- ------- -------- --------

Revenues                             $3,729  $4,172  $15,789  $15,192

Expenses
  Direct costs                        1,455   1,706    6,338    5,775
  Selling and marketing                 655     501    2,526    2,027
  General and administrative            931   1,140    4,089    4,199
  Research and development              547     592    2,392    2,500
  Depreciation and amortization         132     144      533      575
                                     ------- ------- -------- --------
                                      3,720   4,083   15,878   15,076
                                     ------- ------- -------- --------

       Operating income (loss)            9      89      (89)     116

Other (expense) income - net              7     (19)       1      407
                                     ------- ------- -------- --------

       Net income (loss) before tax      16      70      (88)     523

Income tax (benefit) expense              3     (43)      14      (93)
                                     ------- ------- -------- --------

            NET  INCOME (LOSS)          $13    $113    $(102)    $616
                                     ======= ======= ======== ========

Net income per common share,
  Basic and diluted                      $-      $-       $-     $.02
                                     ======= ======= ======== ========

                       LION, Inc. and Subsidiary
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (In thousands)
                              (Unaudited)

                                ASSETS

                                                      At December 31,
                                                      ----------------
                                                        2005     2004
                                                      ------- --------

CURRENT ASSETS
  Cash and cash equivalents                           $3,371   $4,518
  Short-term investments                                 800        -
  Accounts receivable - net                            1,161    1,842
  Deferred income taxes                                  150      150
  Prepaid expenses and other                             448      437
                                                      ------- --------

       Total current assets                            5,930    6,947

PROPERTY AND EQUIPMENT, net                              844      931

OTHER ASSETS
  Goodwill - net                                       2,590    2,590
  Other assets                                           325       77
                                                      ------- --------

                                                      $9,689  $10,545
                                                      ======= ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                      $212     $294
  Accrued liabilities                                    958    1,335
  Current maturities of long-term obligations             23      256
  Deferred revenue                                       649    1,050
                                                      ------- --------

       Total current liabilities                       1,842    2,935

LONG-TERM OBLIGATIONS, less current maturities           972      995

STOCKHOLDERS' EQUITY                                   6,875    6,615
                                                      ------- --------

                                                      $9,689  $10,545
                                                      ======= ========

                       LION, Inc. and Subsidiary
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (Unaudited)

                                                        For the year
                                                           ended
                                                         December 31,
                                                       ---------------
                                                         2005    2004
                                                       ------- -------

Net (loss) income                                       $(102)   $616
Non-cash items                                            725     776
Changes in working capital                               (158)    637
                                                       ------- -------
    Net cash provided by operating activities             465   2,029
                                                       ------- -------

Purchase of available-for-sale securities - net          (800)      -
Other net uses of cash for investing activities          (447)   (454)
                                                       ------- -------
    Net cash used in investing activities              (1,247)   (454)
                                                       ------- -------

Restricted cash for letter of credit                     (280)      -
Other net uses of cash for financing activities           (85)     60
                                                       ------- -------
    Net cash (used in) provided by financing activities  (365)     60
                                                       ------- -------

Net (decrease) increase in cash and cash equivalents   (1,147)  1,635
Cash and cash equivalents at beginning of period        4,518   2,883
                                                       ------- -------
Cash and cash equivalents at end of period             $3,371  $4,518
                                                       ======= =======


    CONTACT: LION, Inc.
             Dave Stedman, President, 800-546-6463